Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Ault Alliance, Inc.

(Exact name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	–	–	–	–	–	–	–	–	–	–	–	–
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share, underlying Warrants	Rule 457(c)	11,605,913	$0.13155	$1,526,758	–	$169	–	–	–	–
	Table 2 – Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
	Total Offering Amounts				–	–	–	–	–	–	–	–
	Total Fees Previously Paid				–	–	–	$169	–	–	–	–
	Total Fee Offsets				–	–	–	–	–	–	–	–
	Net Fee Due				–	–	–	$0	–	–	–	–

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(1)       Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)       With respect to the shares of common stock offered by the selling stockholders named herein, the offering price has been estimated at $0.13155 per share, the average of the high and low prices as reported on the NYSE American January 20, 2023, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.